Exhibit 10.8

June 28, 2005

Glenn J. Kozeluh

424 Wesley Lane

Westmont, Illinois 60559

Dear Mr.  Kozeluh:

In connection with the anticipated merger (the “Merger”) of EFC Bancorp, Inc. (the “Company”) with and into MAF Bancorp, Inc. (the “Purchaser”) as contemplated by the Agreement and Plan of Reorganization by and between the Purchaser and the Company (the “Merger Agreement”), the Company, EFS Bank (the “Company Bank”) and you hereby enter into this agreement (this “Agreement”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

1.                                     Options.  Prior to December 31, 2005, you may exercise any and all vested options for the purchase of Company common stock (the “Options”) that you hold as of the date hereof and, with respect to any such Options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to any restrictions on sale pursuant to applicable law, sell the shares of the Company’s common stock underlying such Options, such that all income from such exercise shall be included in your gross income for 2005.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, any income that you derive from the exercises of the Options (and sale of the underlying shares) as set forth in the preceding sentence shall not be taken into account in computing any benefits under any plan, program or arrangement of Mid America Bank (the “Purchaser Bank”), the Purchaser, the Company Bank, the Company or their affiliates.

2.                                     Payment on the Effective Date.   On the Effective Date, the Company Bank shall pay you a lump sum payment in cash in the amount set forth on Exhibit A (the “Effective Date Payment”).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Effective Date Payment shall not be taken into account in computing any benefits under any plan, program or arrangement of the Purchaser Bank, Purchaser, the Company Bank, the Company or their affiliates.  In the event that the Effective Date does not occur, you shall not be entitled to any payment under this Section 2.

3.                                     Medical Continuation.  For the one year-period following the Effective Date, the Company will continue, or will cause the Company Bank to continue, to provide you with access to medical and dental coverage under its group plan as in effect from time to time with respect to similarly situated executives of the Company, including any cost sharing or contributions required to be made by you, provided, that, to the extent that the Company is unable to provide, or to cause the Company Bank to provide, you with (or ceases to be able to provide you with) such continuation coverage under the terms of its insurance policies as in effect from time to time, the Company Bank shall pay to you a cash payment equal to the Company Bank’s cost of providing such coverage (which cost is to be determined by reference to the “COBRA” premium applicable to such coverage) reduced by an amount equal to the then applicable employee contributions.  You shall pay the Company Bank the employee share for such coverage, as determined by the Company Bank based on the cost of the coverage to be provided to you, on an annual basis in advance, with the first such installment payable on the Effective Date.  Your eligibility for “COBRA” continuation coverage under Section 4980B of the Code shall commence upon the Effective Date and the COBRA coverage period shall run concurrently with and offset the one-year period under this Section 3.  In the event that the Effective Date does not occur, you shall not be entitled to any benefit under this Section 3.

4.                                     Termination of the Prior Agreement; Agreement to Remain Employed Through Effective Time.  You hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the Change in Control Agreement by and between the Company Bank and you, effective as of May 1, 2004, (the “Prior Agreement”) shall be null and void and no person or entity shall be obligated to pay to you or any person any amounts in respect of the Prior Agreement.  Further, in consideration of the benefits conferred upon you, the Company and the Company Bank pursuant to this Agreement, you hereby agree not to terminate your employment with the Company Bank or any of its subsidiaries prior to the Effective Time, and, prior to the Effective Time, the Company Bank agrees not to terminate your employment with the Company Bank or its subsidiaries without the prior written consent of the Purchaser.  You hereby represent and warrant that, but for the benefit plans and agreements of or with the Company or the Company Bank that are specifically referred to herein, any tax-qualified pension plans or insured welfare benefit plans of the Company Bank and your rights in respect of outstanding stock options and restricted stock in respect of Company common stock under the Company’s stock compensation plans, you are not entitled to or eligible for any other payments or benefits under any plans, agreements or arrangements of or with the Company or the Company Bank and hereby waive any rights with respect thereto.

5.                                     Withholding and Reduction.  The Company or Company Bank will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company or any affiliate pursuant to this Agreement.  You, the Company and the Company Bank agree that none of the payments and benefits payable or provided to you or for your benefit under this Agreement or otherwise in connection with the Merger are expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  However, notwithstanding anything to the contrary contained in this Agreement or the Prior Agreement, in no event shall the aggregate payments or benefits to be made or afforded to you under this Agreement or otherwise (the “Payments”) constitute an “excess parachute payment” under Section 280G of the Code and in order to avoid such a result the Payments will be reduced, if necessary, to an amount such that when aggregated with all other payments, benefits or distributions in the nature of compensation to or for your benefit, whether paid, payable or provided pursuant to this Agreement or otherwise (the “Aggregate Payments”), the value of such Aggregate Payments shall be equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, less $5,000.00.  You hereby agree to report any amounts paid or benefits provided under this Agreement for purposes of Federal, state and local income, employment and excise taxes in a manner consistent with the manner in which the Company or Company Bank reports any such amounts or benefits for purposes of Federal, state and local income, employment and excise taxes.

6.                                     Successors.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company, the Company Bank and their successors and assigns.  From and after the Effective Date, the “Company” shall mean the “Purchaser,” and “Company Bank” shall mean “Purchaser Bank,” except to the extent the context indicates otherwise.

7.                                     Waiver.  Failure of the Company to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

8.                                     Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of Illinois, without regard to conflict of laws rules.  You, the Company and the Company Bank (a) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of Illinois or any court of the State of Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.  Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

9.                                     Entire and Final Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to their employment relationship (including, but not limited to all correspondence, memoranda and term sheets and the Prior Agreement), and it contains the entire agreement of the parties with respect to those matters.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in writing, signed by you and a duly authorized officer of the Company and the Company Bank and subject to the prior written consent of the Purchaser.

10.                               Assignment.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company or the Company Bank without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or the Company Bank or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or the Company Bank with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company and the Company Bank hereunder.

11.                               Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.                               Notices.  All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

If to the Company and Company Bank:	1695 Larkin Avenue
Elgin, Illinois 60123

If to you:                                                                                               At the most recent address on file at the Company.

13.                               Execution in Counterparts.  This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

If the foregoing is satisfactory, please so indicate by signing and returning to the Company and the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

COMPANY

	By:	/s/ Barrett J. O’Connor
Date: June 28, 2005

COMPANY BANK

	By:	/s/ Barrett J. O’Connor
Date: June 28, 2005

ACCEPTED AND AGREED TO:

/s/ Glenn J. Kozeluh
Glenn J. Kozeluh
Date: June 28, 2005

EXHIBIT A

Effective Date Payment (Section 2)	$131,349